Exhibit 10.5

FOURTH AMENDMENT
TO THE
MICHAELS STORES, INC. EMPLOYEES 401(k) PLAN
(As Amended and Restated Effective August 1, 1999)

      Michaels Stores, Inc., a Delaware corporation, pursuant to authority of the Board of Directors, adopts the following amendments to the Michaels Stores, Inc. Employees 401(k) Plan (the “Plan”), effective as of January 1, 2004:

      1. Section 3.1 of the Plan (“Salary Reduction Contributions”) is amended by the addition of the following new subsection thereto:

(g) Effective as soon as the Administration Committee determines it is administratively feasible to implement the provisions of this subsection, a Participant who will attain age 50 by the close of a Plan Year shall be eligible to make catch-up Salary Reduction Contributions for such Plan Year in accordance with, and subject to the limitations of, Code Section 414(v). Such catch-up Salary Reduction Contributions shall not be taken into account for purposes of the provisions of the Plan implementing the required limitations of Code Sections 402(g) and 415. The Plan shall not be treated as failing to satisfy the provisions of the Plan implementing the requirements of Code Sections 401(k)(3), 401(k)(11), 401(k)(12), 410(b), or 416 of the Code, as applicable, solely because of such catch-up Salary Reduction Contributions.

      2. Subsection (b) of Section 4.1 of the Plan (“Employer Matching Contributions”) is amended in its entirety by adding the following provision thereto:

Each Employer shall also make an additional Employer Matching Contribution with respect to each Participant for whom Salary Reduction Contributions made during the Plan Year and designated as catch-up Salary Reduction Contributions when made are determined not to be catch-up Salary Reduction Contributions. The additional Employer Matching Contribution will be the amount necessary to cause the Employer Matching Contributions for such Participant for the Plan Year to be equal to the amount required by Section 4.1(a) calculated as if such recharacterized Salary Reduction Contributions had been taken into account in the pay period in which they were made.

      3. Section 4.1 of the Plan is further amended by the addition of a new subsection (c) thereto to read as follows:

(c) For purposes of determining Employer Matching Contributions under Sections 4.1(a) and 4.1(b) above, catch-up Salary Reduction Contributions made pursuant to Section 3.1(g) shall not be taken into account.

      4. Section 4.2 of the Plan is amended in its entirety to read as follows:

4.2 Timing of Employer Matching Contributions. With respect to Employer Matching Contributions made pursuant to Sections 4.1(a) and 4.1(b), each Employer shall forward Employer Matching Contributions to the Trustee for investment in the Trust Fund as soon as administratively feasible after determining the amount of the Employer Matching Contributions for the applicable pay period and Plan Year, respectively.

      Executed this 1st day of April, 2004.

MICHAELS STORES, INC.
By:	/s/ Sue Elliott
	Name:	Sue Elliott
	Title:	SVP - Human Resources

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